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                                                                   Exhibit 10.26

                               LICENSE AGREEMENT


        This LICENSE AGREEMENT (the "Agreement") effective as of July 30, 1999 (the Effective Date"), is made by and between XCYTE Therapies, Inc., a Delaware corporation having a principal place of business at 2203 Airport Way South, Suite 300, Seattle, Washington 98134 ("XCYTE") and Genecraft LLC, a Washington limited liability company having a principal place of business at 18798 Ridgefield Road N.W., Shoreline, Washington 98177 ("Genecraft").

BACKGROUND

        XCYTE owns certain Patent Applications (as defined below) and Genecraft desires to obtain an exclusive license to such Patent Applications in the Genecraft Field of Use and XCYTE desires to grant such a license to Genecraft.

        NOW THEREFORE, for and in consideration of the mutual covenants and promises herein contained, the parties hereto agree as follows:

1.      DEFINITIONS

        1.1 "Biological Materials" shall mean the biological materials listed on Exhibit A attached hereto.

        1.2 "Confidential Information" shall mean (i) any proprietary or confidential information or material in tangible form disclosed hereunder that is marked as "Confidential" at the time it is delivered to the receiving party, or (ii) proprietary or confidential information disclosed orally hereunder which is Identified as confidential or proprietary when disclosed and such disclosure of confidential information is confirmed in writing within thirty (30) days by the disclosing party.

        1.3 "Genecraft Field of Use" shall mean all areas other than the Retained Field of Use, including, but not limited to, soluble multifunctional molecules.

        1.4 "Materials" shall mean the Biological Materials, the Notebooks, Patent Applications and related drawings, diagrams and other materials.

        1.5 "Net Sales" shall mean the gross billed or invoiced amounts for Products, whether billed or invoiced by Genecraft or its affiliates or sublicensee, less the following deductions for amounts actually incurred:

        (a) normal, customary trade discounts (including volume discounts), credits and rebates and allowances and adjustments for rejections, recalls or returns allowed and actually taken; and




*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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        (b) freight, insurance, sales, use, excise, value-added and similar taxes or duties imposed on the sales and included in the gross amount charged;

provided, however, that the aggregate value of said deductions (a) and (b) above in any royalty payment period shall not exceed 15% of the gross amount billed or invoiced for that period.

        Products used in clinical trials of the safety or efficacy of Product shall not be included as Product sold under the definition of Net Sales; provided the Product is supplied to the user at no cost.

        1.6 "Notebooks" shall mean copies of the laboratory research notebooks listed on Exhibit B attached hereto.

        1.7 "Patent Applications" shall mean U.S. patent application 60/075,274 and 60/108,683 such patent application to incorporate by this reference all divisional and/or continuing applications)), attached hereto as Exhibit C. and all inventions, processes and compositions of matter reflected therein.

        1.8 "Product" shall mean any product that Incorporates the Materials and is covered by a Valid Claim.

        1.9 "Retained Field of Use" shall mean solid surface ex-vivo applications for expanding cells.

        1.10   "Term" shall mean the period defined in Section 9.1.

        1.11   "Territory" shall mean the entire world.

        1.12 "Valid Clams" shall mean a claim of an issued and unexpired patent included within the Patent Applications which has not been held invalid or unenforceable by a court or other governmental agency of competent jurisdiction, from which no appeal has been or can be taken and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

2.      PRODUCTION OF MATERIALS

        2.1 License Grant. XCYTE hereby grants to Genecraft a worldwide, exclusive license under the Patent Applications to grant and authorize sublicenses, to create derivative works, to make, have made, import, have imported, use, offer for sale, sell and otherwise distribute and exploit Products in the Genecraft Field of Use in the Territory. Genecraft shall require that all sublicensees enter into written agreements binding each sublicensee to pay royalties due for such sublicense to XCYTE. Genecraft shall notify XCYTE in writing within thirty (30) days of the granting of a sublicense pursuant to this
Section 2.1 of the name and address of the sublicensee and the type of sublicense granted.



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        2.2 Production of Materials. XCYTE shall deliver copies of the Notebooks listed in Exhibit B to Genecraft at the address listed in Section 10.5 below within thirty (30) days of the Effective Date.

3.      ROYALTIES

        3.1 Royalties. In consideration for the Materials and the license granted herein, Genecraft, its affiliates and sublicensees shall pay to XCYTE a royalty consisting of [*] of all Net Sales up to and including a final payment bringing the aggregate royalty payments under this Section 3.1 to [*]. Once Genecraft has paid to XCYTE total royalties of [*], XCYTE shall be entitled to receive ongoing royalties in the amount of [*] of Net Sales during the remainder of the Term.

        3.2 Multiple License Product Royalties. In the event that a Product incorporates technology licensed from a source other than XCYTE, the royalty to be paid to XCYTE from Net Sales derived from the sale of such multiple license Products shall be decreased ratably. Notwithstanding the foregoing, in no event shall the royalty due and owing for such multiple license Products be decreased below a minimum of 50% of the royalty otherwise due under Section 3.1.

        3.3 Sublicensing Revenue. Genecraft agrees to pay XCYTE [*] of non-royalty consideration derived from any permitted sublicensing of the Materials by Genecraft.

        3.4 Combination Products. In the event that a Product is used or sold by Genecraft in combination as a single product or service with one or more other product(s) or service(s) whose sale and/or use are not within the scope of the this Agreement, and do not entail the use of Materials, Net Sales from such sales and/or use for purposes of calculating the amounts due under Section 3.1 above shall be calculated by multiplying the Net Sales of that combination by the fraction A/(A+B), where A is the gross selling price of the Product sold separately and B is the gross selling price of the other product or service sold separately. in the event that no such separate sales or use are made by Genecraft, Net Sales for purposes of royalty determination shall be calculated by multiplying the Net Sales of the combination (calculated using the standard Net Sales definition) by the fraction C/C+D, where C is the fair market value of the Product and D is the fair market value of the other products or services. in such event, Genecraft shah in good faith make a determination of the respective fair market values of the Product and the other products and services included in the combination, and shall notify XCYTE of such determination and provide XCYTE with data to support such determination. XCYTE shall have the right to review such determination and supporting data, and to notify XCYTE if it disagrees with such determination.

        3.5 Payment Term. The amounts due pursuant to this Article 3 shall be payable on a country-by-country basis until the later of (i) [*] from the date of first commercial sale of a Product in such country or (ii) the last to expire Valid Claim covering the manufacture, use or sale of the Product in such country.

4.      PAYMENTS: REPORTS AND RECORDS





*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.




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        4.1 Timing of Payments; Payment Method. Genecraft agrees to pay all amounts due to XCYTE within sixty (60) days of the last day of the calendar quarter in which they accrue. Genecraft agrees to pay a late fee for any overdue payment due XCYTE hereunder. The late fee shall be computed as the prime rate plus two percent, as set forth by the Wall Street Journal on the date on which such payment is due, of the outstanding, unpaid balance. The payment of such a late fee shall not foreclose or limit XCYTE from exercising any other rights it may have as a consequence of the lateness of any payment.

        4.2 Reports. Genecraft shall deliver to XCYTE within sixty (60) days after the end of each calendar quarter in which amounts have become due a report setting forth in reasonable detail the calculation of the amounts payable to XCYTE for such calendar quarter, including the sales of Products and all amounts received from sublicenses of the Materials. Such reports shall be Confidential Information of Genecraft subject to Article 5 herein.

        4.3 Currency; Foreign Payments. All payments due hereunder shall be paid in United States dollars. If any currency conversion shall be required in connection with the payment of any amounts hereunder, such conversion shall be made by using the exchange rate for the purchase of U.S. dollars reported by the Bank of America on the last business day of the calendar quarter to which such payments relate, if at any time legal restrictions prevent the prompt remittance of any amounts owed in any jurisdiction, Genecraft may notify XCYTE and make such payments by depositing the amount thereof in local currency in a bank account or other depository in such country in the name of XCYTE, and Genecraft shall have no further obligations under this Agreement with respect thereto.

        4.4 Inspection of Books and Records. Genecraft shall maintain accurate books and records which enable the calculation of amounts payable hereunder to be verified. Genecraft shall retain the books and records for each quarterly period for three (3) years after the submission of the corresponding report under Section 4.2 hereof. Upon thirty (30) days prior notice to Genecraft, independent accountants selected by XCYTE, reasonably acceptable to Genecraft, after entering into a confidentiality agreement with Genecraft, may have access to Genecraft's books and records to conduct a review or audit once per calendar year, for the sole purpose of verifying the accuracy of Genecraft's payments and compliance with this Agreement. The accounting firm shall report to XCYTE only whether there has been an underpayment and, if so, the amount thereof. Such access shall be permitted during Genecraft's normal business hours during the term of this Agreement and for three (3) years after the expiration or termination of this Agreement. Any such inspection or audit shall be at XCYTE's expense, however, in the event that an inspection reveals an underpayment of ten percent (10%) or more in any audit period, Genecraft shall pay the costs of the inspection and promptly pay to XCYTE any underpayment with interest from the date such amount(s) were due, at the prime rate reported by the Chase Manhattan Bank, New York, New York.

        4.5 Taxes. All amounts required to be paid to XCYTE pursuant to this Agreement may be paid with deduction for withholding for or on account of any taxes (other than taxes imposed on or measured by net Income) or similar government charge imposed by a Jurisdiction other than the United States ("Withholding Taxes"). At XCYTE's request, Genecraft shall



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provide XCYTE a certificate evidencing payment of any Withholding Taxes hereunder and shall reasonably assist XCYTE to obtain the benefit of any applicable tax treaty.

5.      CONFIDENTIALITY

        5.1 Confidential Information. Except as expressly provided herein or as required by law, the parties agree that, for the term of this Agreement and for five (5) years thereafter, the receiving party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information furnished to it by the disclosing party hereto pursuant to this Agreement, except that to the extent that it can be established by the receiving party by competent proof that such Confidential Information:

               (i) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

               (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

               (iii) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

               (iv) was independently developed by the receiving party without reference to the Confidential Information as demonstrated by documented evidence prepared contemporaneously with such independent development; or

               (v) was subsequently lawfully disclosed to the receiving party by a person other than a party hereto.

        5.2 Permitted Use and Disclosures. Each party hereto may use or disclose information disclosed to it by the other party to the extent such use or disclosure is reasonably necessary in preparing and filing grant applications, preparing scientific and/or scholarly works, filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or otherwise submitting information to tax or other governmental authorities, conducting clinical trials, or making a permitted sublicense, provided that if a party is required to make any such disclosure of another party's Confidential Information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the latter party of such disclosure and, save to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise).

        5.3 Disclosure Notification. Prior to the submission by Genecraft of scientific and/or scholarly works pursuant to Section 5.2 Genecraft shall provide XCYTE with a copy of the proposed submission for XCYTE's review. Such review shall be for the purposes of determining whether patent applications shall need to be prepared for the research discussed in the



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submission. XCYTE shall have thirty (30) days, or such lesser amount of time as mutually agreed upon by the parties, to review the proposed submission. The purposes of the review shall be solely for determining the necessity of preparing patent applications and XCYTE shall have no rights to prevent submission of such scientific and/or scholarly works.

6.      PATENT PROSECUTION AND ENFORCEMENT

        6.1 Genecraft's Rights. Genecraft shall have the sole right, at its expense, to control the preparation, filing, prosecution and maintenance of patent applications based upon the Materials in the Genecraft Field of Use, and any interference or opposition proceeding relating thereto, using patent counsel of its choice. XCYTE agrees to provide reasonable assistance to facilitate Genecraft's efforts to prosecute patents based upon the Patent Applications of Genecraft's expense.

        6.2 XCYTE's Rights. XCYTE shall have the sole right, at its expense, to control the preparation, filing, prosecution and maintenance of patent applications based upon the Materials in the Retained Field of Use, and any interference or opposition proceeding relating thereto, using patent counsel of its choice. Genecraft agrees to provide reasonable assistance to facilitate XCYTE's efforts to prosecute patents based upon the Patent Applications at XCYTE's expense.

        6.3 Infringement Claims. If the practice by Genecraft of the rights granted herein results in any allegation or claim of infringement of an intellectual property right of a third party against Genecraft or a sublicensee, Genecraft shall give XCYTE notice of such infringement claim and Genecraft shall have the exclusive right to defend any such claim, suit or proceeding, at its own expense, by counsel of its own choice and shall have the sole right and authority to settle any such suit; provided, however, XCYTE shall cooperate with Genecraft, at Genecraft's reasonable request and expense, in connection with the defense of such claim; and provided further that XCYTE shall have the right, at its own expense, to be represented in such action by counsel of its own choice. Genecraft shall be entitled to offset reasonable costs and expenses (including attorneys' and professional fees) incurred in connection with any such proceeding against up to fifty percent (50%) of the royalty amounts it would otherwise owe to XCYTE under Article 3.1.

        6.4 Cooperation. At any time or from time to time on and after the date of this Agreement, XCYTE shall at the request of Genecraft (i) deliver to Genecraft such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of transfer or license, and (iii) take or cause to be taken all such actions, as Genecraft may reasonably deem necessary or desirable in order for Genecraft to obtain the full benefits of this Agreement and the transactions contemplated hereby.

7.      REPRESENTATIONS AND WARRANTIES

        7.1 XCYTE. XCYTE represents and warrants that: (i) it is a corporation duly organized validly existing and in good standing under the laws of the State of Delaware; (ii) the execution, delivery and performance of this Agreement have been duly authorized by all



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necessary corporate action on the part of XCYTE; (iii) it has the right to grant the rights and licenses granted herein; and (iv) to its knowledge, there are no threatened or pending actions, suits, investigations. claims or proceedings relating to any of the Materials. Notwithstanding the foregoing, with respect to the Biological Materials, XCYTE only represents and warrants that It is granting and licensing to Genecraft only the rights which XCYTE has in such Biological Materials.

        7.2 Genecraft. Genecraft represents and warrants that (i) it is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Washington; and (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Genecraft.

        7.3 Disclaimer. EXCEPT FOR THE WARRANTIES SET FORTH IN SECTION 7.1 AND 7.2, THE PARTIES HEREBY WAIVE, RELEASE AND DISCLAIM, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE; ANY OBLIGATION, LIABILITY, RIGHT, REMEDY OR CLAIM IN TORT (INCLUDING NEGLIGENCE, WHETHER ACTIVE, PASSIVE OR IMPUTED), PRODUCT LIABILITY, STRICT LIABILITY OR OTHER THEORY.

8.      INDEMNIFICATION; LIMITATION OF LIABILITY

        8.1 Genecraft. Genecraft shall and shall obligate its affiliates and sublicensees, if any, to, indemnify, defend and hold harmless XCYTE and its respective directors, officers and employees (each an "Indemnitee") from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys' and professionals' fees and other expenses of litigation and/or arbitration (a "Liability") resulting from a claim, suit or proceeding brought by a third party against an Indemnitee, arising out of Genecraft's manufacture, use, distribution or sale of the Materials or Products or any misrepresentation with regard to, or breach of, any of the representations and warranties of Genecraft set forth in Section 7.2.

        8.2 XCYTE. XCYTE shall indemnify, defend and hold harmless Genecraft and its directors, officers and employees (each an Indemnitee) from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys' and professionals' fees and other expenses of litigation and/or arbitration (a "Liability")) resulting from a claim, suit or proceeding brought by a third party against an Indemnitee, arising out of or in connection with any misrepresentation with regard to, or a breach of, any of the representations and warranties of XCYTE set forth in Section 7.1.

        8.3 Procedure. In the event that any Indemnitee intends to claim indemnification under this Article 8 it shall promptly notify the indemnifying party in writing of such alleged Liability. The Indemnifying party shall have the right to control the defense and settlement thereof. The Indemnitee shall cooperate with the Indemnifying party and its legal representatives in the investigation of any action, claim or liability covered by this Article 3. The Indemnity



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shall not, except at its own cost, voluntarily make any payment or incur any expense with respect to any claim or suit without the prior written consent of the indemnifying party, which the indemnifying party shall not be required to give.

        8.4 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL INCIDENTAL OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT WHETHER ARISING IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE, WHETHER ACTIVE, PASSIVE OR IMPUTED), PRODUCT LIABILITY, STRICT LIABILITY OR ANY OTHER THEORY OF LIABILITY.

        8.5 Insurance. Upon the earlier of any; (a) testing or use in human subjects or (b) sale of a Product, Genecraft will put in place, and have XCYTE named as an additional insured on, product liability insurance policies, with limits consistent with sound business practice. Any termination of such policies shall be a material breach of this Agreement. Genecraft shall provide XCYTE with written evidence of the insurance and a copy of the policy upon request.

9.      TERM AND TERMINATION

        9.1 Term. The Term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until the payment obligations of Genecraft under Section 3 terminate subject to earlier termination pursuant to Section 9.2, 9.3 or 9.5. Upon expiration of Genecraft's payment obligations, Genecraft shall have non-exclusive, perpetual fully-paid license under the Patent Applications in the Genecraft Field of Use.

        9.2 Breach. Failure by either party to comply with any of the material obligations contained in this Agreement shall entitle the other Party (the "Non-defaulting Party") to give the party (the "Defaulting Party") in default written notice specifying the nature of the default and requiring it to make good such default. If such default is not cured within sixty (60) days after the receipt of such notice, the Non-Defaulting Party shall be entitled, without prejudice to any other rights conferred on it by this Agreement and in addition to any other remedies available to it by law or in equity, immediately to terminate this Agreement by giving written notice to the Defaulting Party. The right of a party to terminate this Agreement, as hereinafter provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

        9.3 Insolvency or Bankruptcy. Either party may, in addition to any other remedies available to it by law or in equity, terminate this Agreement effective on written notice to the other party in the event the other party shall have become insolvent or bankrupt, or shall have made an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of the other party or for all or a substantial part of its property, or any case or proceeding shall have been commenced or other action taken by or against the other party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, or there shall have been Issued a warrant of attachment, execution, restraint or similar process against any substantial



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party of the property of the other party, and any such event shall have continued for ninety (90) days undismissed, unbonded and undischarged.

        9.4 Failure to Exploit. In the event that Genecraft does not (A) either:
(i) receive funding to support the development and commercialization of the Materials in the Genecraft Field of Use or (ii) create corporate partnerships, strategic alliances or other relationships intended to financially support the development and commercialization of the Materials in the Genecraft Field of Use prior to the expiration of three (3) years from the data of this Agreement and
(B) file an IND covering a Product prior to expiration of eight (8) years from the date of this Agreement, then XCYTE shall have the right, in its sole discretion, to terminate the license granted pursuant to Section 2.1 and all rights to and in the Materials shall revert to XCYTE.

        9.5 Survival. Sections 6. 2 and 6.3, and Articles 5, 7, 8 and 10 of this Agreement shall survive termination of this Agreement for any reason.

10.     MISCELLANEOUS

        10.1 Governing Law; Venue. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of Washington, without reference to its rules relating to choice of laws.

        10.2 Independent Contractors. The relationship of the parties hereto is that of independent contractors. The parties hereto are not deemed to be agents, partners or joint venturers of the other for any purpose as a result of the Agreement or the transactions contemplated thereby.

        10.3 Assignment. Neither party shall assign any of its rights or obligations hereunder except: (a) as incident to the merger, consolidation, reorganization or acquisition of stock or assets affecting substantially all of the assets or voting control of the assigning party; (b) to any wholly owned subsidiary if the assigning party remains liable and responsible for the performance and observance of all of the subsidiary's duties and obligations hereunder; or (c) with the prior written consent of the other party (which consent shall not be unreasonably withheld). This Agreement shall be binding upon the successors and permitted assigns of the parties, and the name of a party appearing herein shall be deemed to include the names of such party's successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 10.3 shall be void.

        10.4 Right to Independently Develop. Nothing in this Agreement will impair Genecraft's right to independently acquire, license, develop for itself, or have others develop for it, technology or intellectual property performing the same or similar functions as the Patent Applications or to market and distribute Products based on such other intellectual property and technology.

        10.5 Notices. Any notice or communication required or permitted to be given by either party hereunder, shall be deemed sufficiently given, if mailed by certified mail, return receipt requested, and addressed to the party to whom notice is given as follows:



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If to Genecraft, to:                        If to XCYTE, to:
Genecraft LLC                               XCYTE Therapies, Inc.
18798 Ridgefield Rd. N.W.                   2203 Airport Way South. Suite 300
Shoreline, WA 98177                         Seattle, WA 98134
Attn: Jeffrey A. Ledbetter                  Attn:  Ron Berenson

        10.6 Force Majeure. Neither party shall lose any rights hereunder or be liable to the other party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a party be required to settle any labor dispute or disturbance.

        10.7 Compliance With Laws. Each party shall furnish to the other party any information requested or required by that party during the term of this Agreement or any extensions hereof to enable that party to comply with the requirements of any U.S. or foreign federal, state and/or government agency.

        10.8 Severability. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision. The parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable which shall most nearly approximate the intent of the parties in entering this Agreement.

        10.11 Modification; Waiver. This Agreement may not be altered, amended or modified in any way except by a writing signed by both parties. The failure of a party to enforce any provision of the Agreement shall not be construed to be a waiver of the right of such party to thereafter enforce that provision or any other provision or right.

        10.12 Advice of Counsel. Each party has been advised by counsel with regard to this Agreement.

        10.13 Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not constitute a part hereof.

        10.14 Entire Agreement. This Agreement including its Exhibits, sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior discussions, agreements, and writings in relating thereto.

        10.15 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

        10.16 Public Announcements. Except as may otherwise be required by law or regulation, neither party shall make any public announcement concerning this Agreement or the



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subject matter hereof without the prior consent of the other party unless the nature of the information has been previously approved for disclosure, if the nature of the information has been approved, this Section 10.16 will no longer apply to that information.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in duplicate originals, by their respective officers hereunto duly authorized, the day and year herein written.

     Genecraft LLC                             XCYTE Therapies, Inc.



     By     /s/ Martha Hayden Ledbetter        By     /s/ Mark J. Murray
       ----------------------------------        -----------------------------
     Name:  Martha Hayden Ledbetter            Name:  Mark J. Murray
          -------------------------------           --------------------------
     Title:        Manager                     Title: V.P. Business Development
           ----------------------                     -------------------------



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                                    EXHIBIT A

                              BIOLOGICAL MATERIALS

        [*]





*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.




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                                    EXHIBIT B

                                    NOTEBOOKS

        [*]




*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.



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